Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of TechPrecision Corporation on Form S-8 (File No. 333-215028, 333-214541, 333-177315, and 333-148152) of our report dated June 11, 2020, with respect to our audits of the consolidated financial statements of TechPrecision Corporation as of March 31, 2020 and 2019 and for the years ended March 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of TechPrecision Corporation for the year ended March 31, 2020.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
June 11, 2020